Exhibit 10.2

This agreement entered into this 2nd day of November, 2010 by and between Mass Hysteria Entertainment Company Inc., located at 5555 Melrose Avenue, Swanson Building #400, Hollywood, CA 90038 hereinafter referred to as (“MH“) and In Cue, LLC located C/O Law Offices of Allen Jacobi 11077 Biscayne Blvd, Suite 200, Miami, FL 33161 hereinafter referred to as (“In Cue”).

WHEREAS, In Cue has produced a motion picture entitled “Slam I Am” (the Picture) and owns all copyrights therein and;

WHEREAS, MH as acquired a distribution arrangement with Screen Media Ventures LLC. (SMV) and can accommodate the distribution of In Cue’s motion picture and;

WHEREAS, In Cue is desirous of utilizing said distribution;

NOW, THEREFORE, in consideration for the mutual covenants contained herein and for good and valuable consideration the receipt of which is hereby acknowledged by each party hereto, it is agreed as follows:

1.	All of the recitals referenced above are true and are incorporated herein.

2.
The Picture: Has been produced by In Cue and will be delivered to SMV, free and clear of all leans upon the execution of this agreement. In Cue warrants and represents that all film elements required by distributor for distribution are presently being stored at a facility and are under the control of In Cue. In Cue agrees to give distributor non-exclusive access to all such elements.

3.
Rights: In Cue grants to SMV through MH throughout the Territory and during the Term the right, license and privilege to distribute the picture and trailers thereof in all media and in all languages and versions.

4.	Territory: The Territory in which distributor may execute its rights hereunder is United States of America and Canada, their territories and possessions, Puerto Rico and the Caribbean.

5.
Term: The Term of MH and SMV shall be for a period of ten (10) years, from the initial release date of the Picture in the Territory, unless sooner terminated pursuant to the terms hereof. MH and SMV may not enter license agreements with third parties which extend beyond the end of the term

6.
Copyright: It is agreed that one hundred percent (100%) of the Copyright in and to the Picture is the property of In Cue and will remain so during the Term of this agreement. The right to distribute, promote and exploit is the only right conveyed hereunder.

7.
Division of Gross Receipts: During the term In Cue shall retain, after MH has recouped on a cumulative basis MH’s distribution expenses, if any, but in no event greater than ten thousand dollars ($10,000.00) the following:

A)	Ninety percent (90%) of all receipts from distribution throughout the Territory.

B)	At such point as gross receipts equal six hundred and thirty thousand dollars ($630,000.00) In Cue shall retain eighty-five percent (85%) of all gross receipts thereafter.

8.
Letter Of Direction: MH agrees to issue a letter of direction to SMV directing SMV to make all payments regarding the Picture directly to In Cue and In Cue agrees to pay MH the un-retained sums remaining from the amounts retained by paragraph seven (7) above.

9.
Accounting: In Cue shall keep true, complete and accurate books and records showing the Gross Receipts from distribution. All receipts from distribution of the picture by SMV and paid to In Cue will be placed in a segregated account at any banking institution mutually agreed upon. During the term In Cue will report to and pay MH within forty five days (45) after the close of each calendar quarter. MH may object to any accounting statement only within one (1) year following the actual submission of such statement and MH will have the right to audit In Cue’s books by a certified public accountant not more frequently than once in any one (1) year period.

10.
In Cue Warrenties: IN Cue hereby warrants and represents that it has the power and authority to grant the rights herein granted to SMV/MH. I Cue represents to MH/SMV their successors, licensees and assigns, that neither the Picture, nor any part thereof, nor any materials therein, nor synchronized therewith, nor the title thereof, nor the exercise of any right, license or privilege here in granted, violates or will violate, or infringes or will infringe any trademark, trade name, contract, agreement, copyright, literary, artistic, dramatic, personal, private, right or right of privacy or “moral rights of author” nor any other right whatsoever, or slanderous or libels any person, firm, corporation or association whatsoever.

11.	No Joint Venture: Nothing herein contained shall be construed to constitute the parties joint venturers or partners, nor shall any similar relationship be deemed to exist between them.

12.
SMV Audit: In Cue shall have the right to cause MH to trigger an audit of SMV pursuant to the terms of the license agreement; provided that In Cue shall bear one hundred percent (100%) of all costs and expenses incurred in connection with any such audit. Any such terms paid by SMV as a result of such an audit less the expenses of said audit shall be treated as gross receipts and distributed pursuant to the terms of this agreement.

13.
Notices: Whenever notices are required to be given under this agreement, the writings signed by an officer of the party serving such notice, and mailed by certified mail to the other party shall be deemed good and sufficient notices. Such notices will be addressed to each party at the addresses written above. Courtesy copies of all notices to In Cue shall be sent to the Law office of Allen Jacobi 11077 Biscayne Boulevard, Suite 200, Miami, FL 33161. Courtesy copies of all notices sent to MH shall be sent to .

14.
Miscellaneous: This agreement shall be construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed in that State. The parties hereto hereby submit to the exclusive jurisdiction of the courts located in Los Angeles, California. This agreement shall be binding upon and inure to the benefit of each parties respective licensees, successors and assigns. In entering into this agreement, the parties have not relied upon any representation or promise, written or oral, not contained herein. This agreement shall constitute the agreement among the parties with respect to the subject matter hereof, and cannot be modified accept in writing, signed by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

Mass Hysteria Entertainment LLC.                                                                                     In Cue, LLC

By _______________________                                                      By _________________________